SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. __)

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CONMED Corporation

(Name of Registrant as Specified In Its Charter)

Voce Catalyst Partners LP

Voce Capital LLC

Voce Capital Management LLC

James W. Green

Joshua H. Levine

J. Daniel Plants

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Earlier today, CONMED Corporation (“ConMed”) selectively disclosed a one-sided email from Mark Tryniski, ConMed’s Chairman of the Board of Directors, to J. Daniel Plants, Voce’s Managing Partner, regarding ConMed’s failure to accept Voce’s offer to settle the pending proxy contest in exchange for the appointment of James W. Green and Joshua H. Levine to the Board. Mr. Trysniski’s email contained several misstatements and omitted Voce’s response as well as the previous communications included in the email which involve Voce’s ongoing efforts to reach a reasonable settlement with ConMed. In the interest of full disclosure, Voce is filing the entire email chain so that investors can form their own judgments about what transpired. The full, unedited email exchange between Mr. Tryniski and Mr. Plants is below:

From: J. Daniel Plants
Sent: Tuesday, August 26, 2014 9:01 AM
To: 'Mark Tryniski'
Cc: Dan Jonas; David Rosewater
Subject: RE:

Dear Mark, to be clear we issued our release at 6:05am PDT which was more than 24 hours since the phone conversation you and I had yesterday morning.  If you needed additional time you could have simply advised us of such and we would have gladly extended it, but we heard absolutely nothing from you.  Moreover, if you mean to suggest that the extra 25 minutes you believe you had remaining would have resulted in a substantive response (I notice your email didn’t contain one), why don’t you go ahead and make it now?  As I told you last time (right before the Board issued its own press release regarding our efforts to resolve matters), we remain open to any constructive ideas that can create value for all ConMed shareholders.  That continues to be the case.  If you are interested in working with us to seek resolution I have already committed to you our ability to move quickly should you so desire.

Finally, I would urge the Board to stop looking at our nominees through the “ownership” lens that your mention in your email and which pervades your public communications.  Unlike the experience with the Coppersmith designees which you have previously cited, where there really is no pretense of them being independent of Coppersmith or one another, our proposal to you was to appoint two nominees who are completely separate from Voce, with no representation or ongoing governance or other rights of any kind for Voce.  You should welcome these two nominees on account of their qualifications, and because of your stated desire to reach an amicable solution, rather than because you feel obligated to do so due to our share ownership.

Best,

Dan

From: Mark Tryniski
Sent: Tuesday, August 26, 2014 7:58 AM
To: J. Daniel Plants
Cc: Dan Jonas; David Rosewater
Subject: RE:

Dan,

I was surprised to see your press release cross the wire this morning at 9:00am ET.  In your email to me at 9:30am ET yesterday you asked for a response within 24 hours. It’s unfortunate you did not give me the courtesy of the 24 hours before issuing a misleading press release regarding CONMED and our intentions.  I have been in the process of reaching out to my Board to review your proposal, which is substantially similar to your offer of July 25th and disproportionate to your less than .50% ownership.  Before you began this disruptive and time consuming proxy contest, we had offered to bring one of your nominees on to the Board.

Our leaders are focused on execution to improve CONMED’s performance and create long-term value for all shareholders.

Mark

From: J. Daniel Plants
Sent: Monday, August 25, 2014 9:36 AM
To: Mark Tryniski
Cc: Dan Jonas; David Rosewater
Subject: RE:
Importance: High

Dear Mark, thank you for taking my call earlier this morning.  As we discussed, in the ongoing spirit of constructive compromise, we’re prepared to withdraw our nominations in exchange for the appointment of James W. Green and Joshua H. Levine to ConMed’s Board immediately, using the same framework previously proposed to us by the Board, and subject to customary settlement terms.

As we both know, with the annual meeting quickly approaching, time is of the essence.  I would therefore appreciate the same courtesy of a prompt reply that I extended when you reached out to me last month, and in any event within the next 24 hours.

I am in the office all day and can be reached via this email or on (415) 489-2601.  We and our advisors are prepared to move forward expeditiously on this basis should the Board be interested in doing so.

Thank you and best regards,

Dan

From: Mark Tryniski
Sent: Friday, July 25, 2014 4:10 PM
To: J. Daniel Plants
Cc: Dan Jonas; David Rosewater
Subject: RE:

Dan – I appreciate your time and the constructive dialogue as well.  Thank you.

Best regards,

Mark

From: J. Daniel Plants
Sent: Friday, July 25, 2014 5:19 PM
To: Mark Tryniski
Cc: Dan Jonas; David Rosewater
Subject: RE:

Dear Mark, thank you for your note and for the time spent on our discussions Wednesday and Thursday.  As I detailed for you yesterday, while ConMed has indeed made some changes in response to the issues we have raised we continue to have concerns about the choices the Board has made and, most importantly, about the critical decisions that lay ahead for ConMed.  We believe many of our fellow investors share these misgivings.

I do think our dialog has been useful and I hope it can continue.  As always, we remain open to any constructive ideas that can create value for all ConMed shareholders.

With best regards,

Dan

From: Mark Tryniski
Sent: Friday, July 25, 2014 7:52 AM
To: J. Daniel Plants
Cc: Dan Jonas
Subject:

Hello Dan,

I wanted to follow up on our discussion yesterday. As I said on our call, the company is willing to enter into a settlement agreement with you (similar to the one you did with Intevac) by which we would nominate Josh Levine as a director and agree to a customary expense reimbursement. Our proposal really was “best and final” and we continue to think it is very reasonable, especially in light of all the recent changes that we announced. If you want to move forward on that basis, I need to hear back from you by the close of the markets today, because we have a board meeting scheduled for this evening. Assuming we hear from you by then, we think we could be in a position to announce the settlement on Monday morning (subject on our side to board approval and the nominating committee having a discussion with Josh Levine to formally confirm his qualifications). If you’re not interested, we’re fully prepared to move forward with a contested shareholder meeting.

I look forward to hearing from you. Thank you.

Mark

VOCE CATALYST PARTNERS LP, VOCE CAPITAL LLC, VOCE CAPITAL MANAGEMENT LLC AND J. DANIEL PLANTS (COLLECTIVELY, “VOCE”) HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD TO BE USED IN CONNECTION WITH THE SOLICITATION OF PROXIES

FROM STOCKHOLDERS OF CONMED CORPORATION (THE "COMPANY") IN CONNECTION WITH THE COMPANY'S 2014 ANNUAL MEETING OF STOCKHOLDERS. ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY VOCE, JAMES W. GREEN AND JOSHUA H. LEVINE (COLLECTIVELY, THE "PARTICIPANTS") BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD HAVE BEEN FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV OR FROM THE PARTICIPANTS AT HTTPS://WWW.PROXY-DIRECT.COM/VCM-25996. IN ADDITION, GEORGESON INC., VOCE'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST BY CALLING TOLL-FREE AT (800) 905-7281.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A FILED BY VOCE WITH THE SEC ON AUGUST 13, 2014 AND IN THE DEFINITIVE ADDITIONAL MATERIALS ON SCHEDULE 14A FILED BY VOCE WITH THE SEC ON AUGUST 14, 2014. THESE DOCUMENTS CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.